Exhibit 99.1

COMPANY CONTACT

Sean Mahoney (240) 744-1150

FOR IMMEDIATE RELEASE

DIAMONDROCK HOSPITALITY ANNOUNCES AGREEMENT TO SELL THE LOS ANGELES AIRPORT MARRIOTT

BETHESDA, Maryland, November 17, 2014 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) announced today that it has entered into a purchase and sale agreement to sell the 1,004-room Los Angeles Airport Marriott (the “Hotel”).  This transaction is the result of a reverse inquiry from the same buyer who purchased the Torrance Marriott from the Company in late 2013.

The Company will receive total gross consideration from the sale of the Hotel of approximately $160 million, including payment for the Hotel’s capital reserve. The total consideration represents a 6.6% capitalization rate on the Hotel’s net operating income of $10.5 million for the trailing twelve month period ended September 30, 2014.  The Company expects the transaction to close late in 2014, subject to the satisfaction of customary closing conditions.

“Over the past few years, we have transformed our portfolio through strategic divestitures of non-core hotels and targeted acquisitions to focus on premium lodging assets in urban gateway markets.  We are pleased to announce the agreement to sell this non-core, airport hotel, illustrating our commitment to take advantage of an attractive transaction market,” said Mark W. Brugger, President and Chief Executive Officer of DiamondRock Hospitality Company.

The Company acquired the Hotel in 2005 for approximately $118 million.  The Company expects to generate a leveraged internal rate of return over 16 percent on its investment. The Hotel was last renovated by the Company during 2006.  The total consideration plus an estimated $15.0 million of incremental capital expenditures represents a 6.0% capitalization rate on the Hotel’s net operating income of $10.5 million for the trailing twelve month period ended September 30, 2014.  The Company expects to record a gain on the sale, which will be excluded from its reported Adjusted EBITDA and Adjusted FFO.

The Company expects to realize net proceeds from the disposition of approximately $158 million, as $2.0 million of the total consideration will be used to defease the existing $82.6 million mortgage secured by the Hotel.  The Company will exclude the defeasance cost from its reported Adjusted EBITDA and Adjusted FFO.

The Company believes that the sale of the Los Angeles Airport Marriott will achieve its strategic objectives to improve the quality of its portfolio and to increase its portfolio allocation to third-party managed hotels. The sale is expected to increase the Company’s 2014 pro-forma portfolio RevPAR by approximately $4.50 and increase the Company’s exposure to third-party managed hotels by approximately 300 basis points.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations. As of September 30, 2014, the Company owned 27 premium quality hotels with over 11,000 rooms. The Company has strategically positioned its hotels to generally be operated under leading global brands such as Hilton, Marriott, and Westin. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,”  and other similar terms and phrases, including references to assumptions and forecasts of future results.  Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to those risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on February 25, 2014, the ability to complete the sale of the LAX Marriott, and the ability to achieve the expected increases in RevPAR following the sale. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material.  All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income (in millions)

Twelve Months Ended September 30, 2014
Net Income	$5.1
Depreciation Expense	4.2
Interest Expense	4.4
EBITDA	13.7
Capital Reserve Contributions	(3.2)

Net Operating Income	$10.5

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Hotel’s results of operations determined in accordance with GAAP.

The Company has presented hotel EBITDA and hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use, because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

The Company’s presentation of the Hotel’s EBITDA and net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Hotel’s financial performance. The table above is a reconciliation of the Hotel’s EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP.